Exhibit 10.27

SUPPLEMENTAL AGREEMENT TO

ASSET PURCHASE AGREEMENT DATED 9TH OCTOBER 2015

This Supplemental Agreement (the “Agreement”) is entered into on 15th August 2018 (the “Effective Date”) among

NeuroHabilitation Corporation, a Delaware corporation, having its registered address at 642 Newtown Yardley Road, Suite 100, Newtown PA, 18940 (the “NHC”).

And

A&B (HK) Company Limited, a company existing under the laws of Hong Kong, having its registered address at Unit 2106, 21st Floor, Island Place Tower, No.510 King's Road, North Point, Hong Kong (the “A&B”).

And

CMS Medical Limited, a company existing under the laws of Malaysia, having its registered address at Brumby Centre, Lot 42, Jalan Muhibbah, 87000 Labuan F.T., Malaysia (the “CMS”).

Each a “Party” and jointly the “Parties”.

Whereas, NHC and A&B entered into the Asset Purchase Agreement dated 9th October 2015 (the “Main Agreement”), according to which A&B acquired certain assets of NHC relating to PoNS Devices, Components and Services (collectively the “Purchased Assets” as defined in the Main Agreement) within the People’s Republic of China, Taiwan, Hong Kong Special Administrative Region, Macau Special Administrative Region and Singapore (collectively “Territory”).

Whereas, A&B is a company with a controlling shareholder, Dr. Lam Kong, in common with CMS. Whereas, A&B desires to transfer the Purchased Assets to CMS and CMS desires to acquire it.

Whereas, as per the clause 23 (c) in the Main Agreement, the Main Agreement or any part of it shall be assignable or transferred by A&B to any third party with prior written notice to NHC provided the assignor shall procure the assignee strictly perform the Main Agreement.

Now, therefore, Parties hereby agree as follows:

1.All Parties acknowledge and agree, A&B has transferred and sold and CMS has purchased and acquired all the Purchased Assets under the Main Agreement as of the Effective Date and accordingly CMS becomes the owner of all the Purchased Assets in the Territory (“Transaction”). The terms and conditions of aforesaid Transaction will be separately agreed between A&B and CMS.

2.All Parties further acknowledge and agree that the Main Agreement shall be novated from the Effective Date with effect that CMS is substituted for A&B in assuming and performing the rights, obligations and liabilities of A&B under the Main Agreement, thereafter the Main Agreement shall be only binding upon and inure to the benefit of CMS and any Purchased Assets once materialized shall be physically transferred to CMS UNLESS AND UNTIL that A&B and CMS jointly give a thirty (30) days’ written notice to NHC of the termination of this Agreement, in which case the Parties hereto shall agree to a restoration to original conditions (Restitutio in Integrum) of the Main Agreement. For clarity, the physical transfer and

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handover of the Purchased Assets as of the Effective Date shall be conducted between the NHC and CMS, while A&B, if necessary, will remain in contact with NHC and provide necessary assistance for such transfer and handover in the name of CMS, until A&B and CMS have jointly notified NHC in writing that the PoNS Device and Components have been approved for commercialization in the People’s Republic of China, and, if applicable, such Transaction has been duly approved by shareholders of China Medical System Holdings Limited, a listing company on the Stock Exchange of Hong Kong, holding 100% equity of CMS (“Approval”).

3.All Parties acknowledge and agree, upon the prior written instruction of A&B, NHC shall directly and physically deliver to CMS the Purchased Assets such as Intellectual Properties or Dossiers which have existed and become controlled by NHC as of the Effective Date, other than those already delivered and transferred to A&B before, and may license CMS with respect to Licensed IP directly within reasonable time.

4.All Parties acknowledge and agree that an appropriate notice of the transfer of the Purchased Assets as required by the clause 23 (c) of the Main Agreement, has been duly served on NHC by A&B when this Agreement is concluded.

5.	Miscellaneous

5.1No amendment of this Agreement shall be valid unless made in written form and duly executed by Parties. Unless otherwise stated, all capitalized terms used in this Agreement are as defined in the Main Agreement. Apart from the modification as mentioned above, the other parts of the Main Agreement will remain unchanged and in full force and effect.

5.2This Agreement is written in English and executed in three (3) copies. Each Party shall hold one (1) copy which shall have the same force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

A&B (HK) Company Limited By: /s/ Lam Kong Name: Dr. Lam Kong Title: Director	CMS Medical Limited By: /s/ Huaizheng Peng Name: Dr. Huaizheng Peng Title: Director

NeuroHabilitation Corporation

By: /s/ Philippe Deschamps Name: Philippe Deschamps

Title:

President & CEO

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